Exhibit 4.10

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of July 31, 2008, among RYERSON INC., a Delaware corporation and successor by merger to RHOMBUS MERGER CORPORATION, a Delaware corporation, with and into RYERSON INC. (the “Issuer”), the Guarantors (as that term is defined in the Indenture) and Wells Fargo Bank, National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture dated as of October 19, 2007, as amended and supplemented by a First Supplemental Indenture dated as of May 30, 2008 (the “Indenture”) providing for the issuance of the Issuer’s 12% Senior Secured Notes due 2015 and Floating Rate Senior Secured Notes due 2014 (the “Notes”), initially in the aggregate principal amount of $575,000,000;

WHEREAS the text of certain provisions of the Indenture does not conform to the corresponding provisions contained in the “Description of Notes” in the Offering Memorandum as a result of an unintended conflict; and

WHEREAS pursuant to Section 9.1(10) of the Indenture, the Trustee, the Issuer and the existing Guarantors are authorized to execute and deliver this Supplemental Indenture without the consent of the holders of Notes to conform the text of the Indenture to such provisions in the “Description of Notes”;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Amendment. (i) The first paragraph of Section 4.7(c) is hereby amended and replaced with the following:

“after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii), (viii), (x), (xi), (xiii), (xiv), (xvi) and (xvii) of the next succeeding paragraph), shall not exceed the sum (without duplication) of”

(ii) The second paragraph of Section 4.7(c)(3) is hereby amended and replaced with the following:

“Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries may take the following actions, provided that, in the case of clauses (iv), (x), (xiii) or (xv) of this Section 4.7(c)(3) immediately after giving effect to such action, no Default or Event of Default has occurred and is continuing:”

(iii) Sections 4.7(c)(3)(xi)(l), (2) and (3) shall be renumbered Sections 4.7(c)(3)(xi)(a), (b)and(c).

3. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Governing Law. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE NOTE GUARANTEES. The parties to this Supplemental Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Note Guarantees, this Supplemental Indenture or the Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer and the Guarantors and not those of the Trustee, and the Trustee assumes no responsibility for their correctness.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture (including by facsimile). Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

8. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended, as in force at the date that this Supplemental Indenture is executed, the provisions required by said Act shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

RYERSON INC.

JOSEPH T. RYERSON & SON, INC

J.M. TULL METALS COMPANY, INC.

RYERSON PROCUREMENT CORPORATION

RDM HOLDINGS, INC.

RCJV HOLDINGS, INC.

RYERSON INTERNATIONAL, INC.

RYERSON (CHINA) LIMITED

RYERSON INTERNATIONAL MATERIAL

MANAGEMENT SERVICES, INC.

RYERSON INTERNATIONAL TRADING, INC.

RYERSON PAN-PACIFIC LLC

By:	/s/ Terence R. Rogers
Name:	Terence R. Rogers
Title:	Executive Vice President and Chief Financial Office

RYERSON AMERICAS, INC.

By:	/s/ Laurie H. Beaudet
Name:	Laurie H. Beaudet
Title:	Assistant Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President

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